UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 17, 2006

ANGELICA CORPORATION
(Exact name of Company as specified in its charter)

Missouri	1-5674	43-0905260
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

424 South Woods Mill Road
Chesterfield, Missouri	63017-3406
(Address of principal executive offices)	(Zip Code)

(314) 854-3800
(Company’s telephone number, including area code)

Not applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01             Entry into a Material Definitive Agreement.

On February 17, 2006 the Compensation and Organization Committee of the Board of Directors of Angelica Corporation established individual performance standards for each of the executive officers under the company’s short-term incentive program for the 2006 fiscal year. Under this program, executive officers will receive cash incentive awards after the completion of the fiscal year if certain pre-established levels of performance under designated criteria are met or exceeded for the fiscal year. The financial performance criteria under the program are earnings per share, gross margins and bank debt to earnings before interest, taxes, depreciation and amortization. One or more of the financial performance criteria and individualized personal performance objectives that are specific to the executive officer’s job position are used to establish the standards to measure a participant’s incentive award. Target incentive awards for each of the executive officers are set at 50% of the executive officer’s base salary with a maximum incentive award of 100% of base salary.

Each executive officer can earn more or less than the target incentive award (but not more than the maximum incentive award) based upon the level of achievement of the officer’s pre-established performance standards. An executive officer can also earn an incentive award under his individual performance standards but the award could be subject to a downward proration in the event that the actual aggregate cash incentives earned by all participants in the bonus pool exceeds the maximum amount allocated to the bonus pool. The bonus pool will be determined on the basis of the company’s earnings before interest, taxes, depreciation and amortization for the 2006 fiscal year. If the company does not achieve a pre-established minimum threshold of earnings before interest, taxes, depreciation and amortization, no incentive awards will be paid regardless of the level of achievement of the performance standards by an executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 21, 2006

ANGELICA CORPORATION

By: /s/ Steven L. Frey
Steven L. Frey
Vice President, General Counsel and
Secretary